Exhibit 99.1

SS Innovations Partners with India’s Leading Medical Equipment Supplier, Medikabazaar

Collaboration to facilitate sales of the SSi Mantra Surgical Robotic System to hospitals and medical facilities across India

Fort Lauderdale, FL., January 25, 2024 - News Direct - SS Innovations International, Inc. (the “Company” or “SS Innovations”) (OTC: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced it has entered into a partnership with India’s leading medical equipment supplier, Medikabazaar, to facilitate sales of its flagship SSi Mantra Surgical Robotic System to hospitals and medical facilities across India.

Medikabazaar is the leading medical equipment and supplies organization in India with substantial on-ground infrastructure, a strong operations team and more than 40 domestic and global fulfillment centers. Medikabazaar serves over 200,000 medical establishments and independent practitioners.

SS Innovations Founder, Chairman and Chief Executive Officer, Dr. Sudhir Srivastava, said, “It is a pleasure to announce our partnership with Medikabazaar, one of the foremost medical equipment organizations in India. Our goal is to reach as many hospital administrators and surgeons as possible with our SSi Mantra Surgical Robotic System, and we anticipate that Medikabazaar’s deep industry relationships and large marketing and sales footprint will enable us to rapidly scale up our customer outreach.

“We believe that our system is the solution to providing affordable and accessible world class care to patients in India who otherwise may not have had access to this level of advanced care.”

Mr. Milind Deshpande, Executive Vice President at Medikabazaar, said, “We are proud to be working with SS Innovations to bring India’s first indigenously designed and engineered surgical robotic device to a broader market. We believe that SS Innovations’ ability to innovate and manufacture technologically advanced clinical robotic surgery solutions combined with Medikabazaar’s high customer reach and market operations capabilities will have a substantial impact on patient care across the country.

“Medikabazaar’s endeavor is to make healthcare accessible and affordable to all. This is done through our tech-driven supply chain platform and providing integrated digital supply chain solutions to the healthcare sector. SS Innovations’ indigenous, technologically advanced surgical robotic solution aligns with our common goal of making healthcare accessible and affordable globally.”

Medikabazaar’s equipment lifecycle management business, MBARC, ensures timely service and uptime of capital-intensive medical equipment from large hospitals in metros to mid or small size hospitals in smaller towns thus ensuring customers are served throughout the territories beyond metros. The company’s financial assistance and services platform, MB Freedom, allows customers to avail easy and fast financing solutions through Medikabazaar’s financial and lending solutions.

The SSi Mantra Surgical Robotic System is the first surgical system to be made in India, and one of the only systems in the world to be distinctly cost-effective with broad-spectrum surgical applications including cardiac surgery. It has been granted regulatory approval in India and Guatemala, and is clinically validated in more than 40 different types of surgical procedures. More than 650 surgical procedures have been performed using the system to date. SS Innovations is seeking regulatory approvals in the United States and Europe, which it anticipates receiving in 2024 and 2025.

About SS Innovations International, Inc.

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra”, its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SSII’s business operations are headquartered in India and SSII has plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit SSII’s website at ssinnovations.com or LinkedIn for updates.

About Medikabazaar

Medikabazaar is India’s largest online B2B platform for medical supplies. With our online platform, last-mile delivery, AI-ML application, and other value-added services, hospitals can procure their supplies via a streamlined procurement system which helps them make up to 30% savings while delivering affordable and accessible healthcare for patients in India. To know more, Click here

About SSi Mantra

Supporting advanced, affordable, and accessible robotic surgery, the SSi Mantra Surgical Robotic System provides the capabilities for multi-specialty usage including cardiothoracic, head and neck, gynecology, urology, general surgery and more. With its modular arm configuration, 3D 4K vision open-console design and superior ergonomics, the system engages with the surgeon and surgical teams to improve safety and efficiency during procedures. The SSi Mantra system has received Indian Medical Device regulatory approval (CDSCO) and is clinically validated in India in more than 40 different types of surgical procedures. The company expects to seek regulatory approvals from the US Food and Drug Administration (FDA) and CE Mark in Europe in 2024 and 2025.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

For more information:

PCG Advisory

Stephanie Prince

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(646) 863-6341